Exhibit 99.1
Conn’s, Inc. Reports Fourth Quarter Fiscal Year 2019 Financial Results
Fourth Quarter Non-Harvey Same Store Sales up 3.7%
Fourth Quarter GAAP Earnings per Diluted Share were a Record $0.91, compared to $0.10 in the Prior Year Period
Fourth Quarter Operating Margin of 12.4%; Adjusted EBITDA Margin of 15.6%

THE WOODLANDS, Texas, March 26, 2019 - Conn’s, Inc. (NASDAQ: CONN) (“Conn’s” or the “Company”), a specialty retailer of furniture and mattresses, home appliances, consumer electronics and home office products, and provider of consumer credit, today announced its financial results for the quarter ended January 31, 2019.
“Fiscal year 2019 was a historic year for Conn’s and reflects the growing momentum in our business. For fiscal year 2019, same-store sales, retail gross margin, bad debt charge-offs and overall profitability improved significantly compared to the prior year. Retail growth strategies underway produced a 3.7% increase in non-Harvey same store sales during the fourth quarter. Fourth quarter GAAP earnings increased significantly to $0.91 per diluted share, which are the best quarterly earnings we have achieved in our 128-year history. In addition, we generated $73.8 million in GAAP net income and a record adjusted EBITDA of $212.8 million for fiscal year 2019,” stated Norm Miller, Conn’s Chairman and Chief Executive Officer.
“For fiscal year 2020, we continue to expect positive same store sales trends and plan to open 12 to 15 new Conn’s HomePlus locations. With only 125 stores across 14 states, we have a significant opportunity to serve customers throughout the country with our unmatched value proposition. As we enter the new fiscal year, we are excited with our strong financial and operating position allowing us to focus on retail expansion,” concluded Mr. Miller.
Fourth quarter of fiscal year 2019 highlights include:

•	Opened two new Conn’s HomePlus locations in Virginia and in Louisiana bringing the total new store openings for fiscal year 2019 to seven

•	Total retail sales of $338.7 million, an increase of 1.3% compared to the fourth quarter of fiscal year 2018

•	Non-Harvey same store sales up +3.7%

•
Same store sales of -1.4%, an improvement of 660 basis points from the fourth quarter of fiscal year 2018, despite lapping the benefit Hurricane Harvey rebuilding efforts had in the fourth quarter of fiscal year 2018

•	Record retail gross margin of 42.4%

•	Retail operating margin of 16.1%, 160 basis points higher than the fourth quarter of last fiscal year

•	Credit spread of 890 basis points, the best fourth quarter credit spread in six years

•	Record quarterly credit segment revenues of $94.1 million

•	Bad debt charge-offs (net of recoveries) as a percentage of the average outstanding balance of 12.7%

•	Interest expense of $15.2 million, compared to $18.0 million for the same period last fiscal year

•	Record GAAP earnings of $0.91 per diluted share, compared to $0.10 per diluted share for the same period last fiscal year

•	Record adjusted earnings of $0.96 per diluted share, an increase of 71.4% over prior fiscal year period

•	Fourth quarter net income of $29.5 million

•	Fourth quarter adjusted EBITDA of $67.7 million, or 15.6% of total revenues

Fourth Quarter Results
Net income for the fourth quarter of fiscal year 2019 was $29.5 million, or $0.91 per diluted share, compared to net income for the fourth quarter of fiscal year 2018 of $3.2 million, or $0.10 per diluted share. On a non-GAAP basis, adjusted net income for the fourth quarter of fiscal year 2019 was $31.0 million, or $0.96 per diluted share, which excludes a charge related to an increase in our indirect tax audit reserve. This compares to adjusted net income for the fourth quarter of fiscal year 2018 of $17.9 million, or $0.56 per diluted share, which excludes the impact of the Tax Cut and Jobs Act, costs associated with a facility relocation and contingency reserves related to legal matters.

Retail Segment Fourth Quarter Results
Retail revenues were $338.9 million for the three months ended January 31, 2019 compared to $334.5 million for the three months ended January 31, 2018, an increase of $4.4 million or 1.3%. The increase in retail revenue was primarily driven by new store growth and an increase in same store sales in markets not impacted by Hurricane Harvey of 3.7%, partially offset by a decrease in same store sales in markets impacted by Hurricane Harvey of 12.9%. We believe that the decrease in same store sales in markets impacted by Hurricane Harvey was primarily a result of the impact of rebuilding efforts during the three months ended January 31, 2018.
For the three months ended January 31, 2019 and January 31, 2018, retail segment operating income was $54.7 million and $48.6 million, respectively. On a non-GAAP basis, adjusted retail segment operating income for the three months ended January 31, 2019 was $56.7 million, after excluding a charge related to an increase in our indirect tax audit reserve. On a non-GAAP basis, adjusted retail segment operating income for the three months ended January 31, 2018 was $50.8 million, which excludes costs associated with a facility closure and contingency reserves related to legal matters.
The following table presents net sales and changes in net sales by category:

	Three Months Ended January 31,						Same Store
(dollars in thousands)	2019	% of Total	2018	% of Total	Change	% Change	% Change
Furniture and mattress	$100,289	29.6%	$106,967	32.0%	$(6,678)	(6.2)%	(5.7)%
Home appliance	83,573	24.7	84,494	25.3	(921)	(1.1)	(3.2)
Consumer electronics	91,571	27.0	81,966	24.5	9,605	11.7	6.5
Home office	25,811	7.6	25,385	7.6	426	1.7	(0.9)
Other	4,165	1.2	4,321	1.3	(156)	(3.6)	(10.2)
Product sales	305,409	90.1	303,133	90.7	2,276	0.8	(1.4)
Repair service agreement commissions (1)	29,824	8.9	27,680	8.2	2,144	7.7	(1.5)
Service revenues	3,496	1.0	3,648	1.1	(152)	(4.2)
Total net sales	$338,729	100.0%	$334,461	100.0%	$4,268	1.3%	(1.4)%
(1) The total change in sales of repair service agreement commissions includes retrospective commissions, which are not reflected in the change in same store sales.
The following provides a summary of the items impacting the performance of our product categories during the fourth quarter of fiscal year 2019 compared to the fourth quarter of fiscal year 2018:

•	Furniture unit volume decreased 4.0% and average selling price decreased by 0.5%;

•	Mattress unit volume decreased 18.3%, partially offset by a 10.0% increase in average selling price;

•	Home appliance unit volume decreased 10.0%, partially offset by a 7.5% increase in average selling price;

•	Consumer electronic unit volume increased 0.5% and average selling price increased by 5.9%; and

•	Home office unit volume decreased 3.0%, partially offset by a 2.2% increase in average selling price.
Enhancements to the product assortment and improved product sales mix to higher-priced items have driven an increase in average sales prices in most product categories.
Credit Segment Fourth Quarter Results
Credit revenues were $94.1 million for the three months ended January 31, 2019 compared to $85.9 million for the three months ended January 31, 2018, an increase of $8.2 million or 9.6%. The increase in credit revenue was driven by the origination of our higher-yielding direct loan product, which contributed to an increase in the portfolio yield rate to 21.6% from 20.5% for the comparative period, and by a 3.6% increase in the average outstanding balance of the customer accounts receivable portfolio. The total customer accounts receivable portfolio balance was $1.59 billion at January 31, 2019 compared to $1.53 billion at January 31, 2018, an increase of 4.1%.

Provision for bad debts increased to $55.4 million for the three months ended January 31, 2019 compared to $54.7 million for the three months ended January 31, 2018, an increase of $0.7 million. The increase was driven by an increase in the allowance for bad debts during the three months ended January 31, 2019 compared to a decrease in the allowance for bad debts during the three months ended January 31, 2018, partially offset by a reduction in net charge-offs of $6.3 million. The increase in the allowance for bad debts for the three months ended January 31, 2019 was primarily driven by an increase in the customer accounts receivable portfolio balance. The decrease in the allowance for bad debts for the three months ended January 31, 2018 was primarily due to a decrease in our estimated Troubled Debt Restructurings (“TDR”) loss rate as a result of improvements in TDR delinquency rates.
Credit segment operating loss was $0.9 million for the three months ended January 31, 2019, compared to an operating loss of $3.7 million for the three months ended January 31, 2018.
Additional information on the credit portfolio and its performance may be found in the Customer Receivable Portfolio Statistics table included within this press release and in the Company’s Form 10-K for the year ended January 31, 2019, to be filed with the Securities and Exchange Commission on March 26, 2019.
Store Update
The Company opened two new Conn’s HomePlus® stores during the fourth quarter of fiscal year 2019 and has opened two new Conn’s HomePlus® stores during the first quarter of fiscal year 2020, bringing the total store count to 125 in 14 states. During fiscal year 2020, the Company plans to open between 12 and 15 new stores (including the two already opened) in existing states to leverage current infrastructure.
Liquidity and Capital Resources
As of January 31, 2019, the Company had $381.0 million of immediately available borrowing capacity under its $650 million revolving credit facility. The Company also had $5.9 million of unrestricted cash available for use.
Outlook and Guidance
The following are the Company’s expectations for the business for the first quarter of fiscal year 2020:

•	Change in same store sales between negative 5% and negative 1%;

◦	Markets not impacted by Hurricane Harvey between negative 2% and positive 2%; and

◦	Markets impacted by Hurricane Harvey between negative 12% and negative 8%;

•	Retail gross margin between 39.5% and 40.0% of total net retail sales;

•	Selling, general and administrative expenses between 32.5% and 33.5% of total revenues;

•	Provision for bad debts between $38.5 million and $42.5 million;

•	Finance charges and other revenues between $88.5 million and $92.5 million; and

•	Interest expense between $15.0 million and $16.0 million.
Conference Call Information
The Company will host a conference call on March 26, 2019, at 10 a.m. CT / 11 a.m. ET, to discuss its three months ended January 31, 2019 financial results. Participants can join the call by dialing 877-451-6152 or 201-389-0879. The conference call will also be broadcast simultaneously via webcast on a listen-only basis. A link to the earnings release, webcast and fourth quarter fiscal year 2019 conference call presentation will be available at ir.conns.com.
Replay of the telephonic call can be accessed through April 2, 2019 by dialing 844-512-2921 or 412-317-6671 and Conference ID: 13688146.
About Conn’s, Inc.
Conn’s is a specialty retailer currently operating 125 retail locations in Alabama, Arizona, Colorado, Georgia, Louisiana, Mississippi, Nevada, New Mexico, North Carolina, Oklahoma, South Carolina, Tennessee, Texas and Virginia. The Company’s primary product categories include:

•	Furniture and mattress, including furniture and related accessories for the living room, dining room and bedroom, as well as both traditional and specialty mattresses;

•	Home appliance, including refrigerators, freezers, washers, dryers, dishwashers and ranges;

•	Consumer electronics, including LED, OLED, QLED, 4K Ultra HD, and smart televisions, gaming products and home theater and portable audio equipment; and

•	Home office, including computers, printers and accessories.
Additionally, Conn’s offers a variety of products on a seasonal basis. Unlike many of its competitors, Conn’s provides flexible in-house credit options for its customers in addition to third-party financing programs and third-party lease-to-own payment plans.
This press release contains forward-looking statements within the meaning of the federal securities laws, including but not limited to, the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Such forward-looking statements include information concerning our future financial performance, business strategy, plans, goals and objectives. Statements containing the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “should,” “predict,” “will,” “potential,” or the negative of such terms or other similar expressions are generally forward-looking in nature and not historical facts. Such forward-looking statements are based on our current expectations. We can give no assurance that such statements will prove to be correct, and actual results may differ materially. A wide variety of potential risks, uncertainties, and other factors could materially affect our ability to achieve the results either expressed or implied by our forward-looking statements, including, but not limited to: general economic conditions impacting our customers or potential customers; our ability to execute periodic securitizations of future originated customer loans on favorable terms; our ability to continue existing customer financing programs or to offer new customer financing programs; changes in the delinquency status of our credit portfolio; unfavorable developments in ongoing litigation; increased regulatory oversight; higher than anticipated net charge-offs in the credit portfolio; the success of our planned opening of new stores; technological and market developments and sales trends for our major product offerings; our ability to manage effectively the selection of our major product offerings; our ability to protect against cyber-attacks or data security breaches and to protect the integrity and security of individually identifiable data of our customers and employees; our ability to fund our operations, capital expenditures, debt repayment and expansion from cash flows from operations, borrowings from our revolving credit facility, and proceeds from accessing debt or equity markets; and other risks detailed in Part I, Item 1A, Risk Factors, in our Annual Report on Form 10-K for the fiscal year ended January 31, 2019 and other reports filed with the Securities and Exchange Commission. If one or more of these or other risks or uncertainties materialize (or the consequences of such a development changes), or should our underlying assumptions prove incorrect, actual outcomes may vary materially from those reflected in our forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We disclaim any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise, or to provide periodic updates or guidance. All forward-looking statements attributable to us, or to persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements.
CONN-G
S.M. Berger & Company
Andrew Berger (216) 464-6400

CONN’S, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(dollars in thousands, except per share amounts)

	Three Months Ended January 31,		Year Ended January 31,
	2019	2018	2019	2018
Revenues:
Total net sales	$338,731	$334,461	$1,194,674	$1,191,967
Finance charges and other revenues	94,251	85,925	355,139	324,064
Total revenues	432,982	420,386	1,549,813	1,516,031
Costs and expenses:
Cost of goods sold	195,033	200,497	702,135	720,344
Selling, general and administrative expense	126,613	117,889	480,561	450,413
Provision for bad debts	55,627	54,984	198,082	216,875
Charges and credits	1,943	2,175	7,780	13,331
Total costs and expenses	379,216	375,545	1,388,558	1,400,963
Operating income	53,766	44,841	161,255	115,068
Interest expense	15,220	18,018	62,704	80,160
Loss on extinguishment of debt	—	367	1,773	3,274
Income before income taxes	38,546	26,456	96,778	31,634
Provision for income taxes	9,070	23,255	22,929	25,171
Net income	$29,476	$3,201	$73,849	$6,463
Earnings per share:
Basic	$0.93	$0.10	$2.33	$0.21
Diluted	$0.91	$0.10	$2.28	$0.20
Weighted average common shares outstanding:
Basic	31,763,676	31,403,543	31,668,370	31,192,439
Diluted	32,388,111	32,232,220	32,374,375	31,777,823

CONN’S, INC. AND SUBSIDIARIES
RETAIL SEGMENT FINANCIAL INFORMATION
(unaudited)
(dollars in thousands)

	Three Months Ended January 31,		Year Ended January 31,
	2019	2018	2019	2018
Revenues:
Product sales	$305,411	$303,133	$1,078,635	$1,077,874
Repair service agreement commissions	29,824	27,680	101,928	100,383
Service revenues	3,496	3,648	14,111	13,710
Total net sales	338,731	334,461	1,194,674	1,191,967
Other revenues	156	74	447	341
Total revenues	338,887	334,535	1,195,121	1,192,308
Costs and expenses:
Cost of goods sold	195,033	200,497	702,135	720,344
Selling, general and administrative expense	86,979	83,035	328,628	316,325
Provision for bad debts	220	245	1,009	829
Charges and credits	1,943	2,175	2,980	13,331
Total costs and expenses	284,175	285,952	1,034,752	1,050,829
Operating income	$54,712	$48,583	$160,369	$141,479
Retail gross margin	42.4%	40.1%	41.2%	39.6%
Selling, general and administrative expense as percent of revenues	25.7%	24.8%	27.5%	26.5%
Operating margin	16.1%	14.5%	13.4%	11.9%
Store count:
Beginning of period	121	116	116	113
Opened	2	—	7	3
End of period	123	116	123	116

CONN’S, INC. AND SUBSIDIARIES
CREDIT SEGMENT FINANCIAL INFORMATION
(unaudited)
(dollars in thousands)

	Three Months Ended January 31,		Year Ended January 31,
	2019	2018	2019	2018
Revenues:
Finance charges and other revenues	$94,095	$85,851	$354,692	$323,723
Costs and expenses:
Selling, general and administrative expense	39,634	34,854	151,933	134,088
Provision for bad debts	55,407	54,739	197,073	216,046
Charges and credits	—	—	4,800	—
Total costs and expenses	95,041	89,593	353,806	350,134
Operating income (loss)	(946)	(3,742)	886	(26,411)
Interest expense	15,220	18,018	62,704	80,160
Loss on extinguishment of debt	—	367	1,773	3,274
Loss before income taxes	$(16,166)	$(22,127)	$(63,591)	$(109,845)
Selling, general and administrative expense as percent of revenues	42.1%	40.6%	42.8%	41.4%
Selling, general and administrative expense as percent of average outstanding customer accounts receivable balance (annualized)	10.1%	9.2%	10.0%	8.9%
Operating margin	(1.0)%	(4.4)%	0.2%	(8.2)%

CONN’S, INC. AND SUBSIDIARIES
CUSTOMER ACCOUNTS RECEIVABLE PORTFOLIO STATISTICS
(unaudited)

	January 31,
	2019	2018
Weighted average credit score of outstanding balances (1)	593	591
Average outstanding customer balance	$2,677	$2,443
Balances 60+ days past due as a percentage of total customer portfolio carrying value (2)(3)	9.5%	9.7%
Re-aged balance as a percentage of total customer portfolio carrying value (2)(3)(4)	25.7%	24.6%
Carrying value of account balances re-aged more than six months (in thousands) (3)	$94,404	$76,066
Allowance for bad debts and uncollectible interest as a percentage of total customer accounts receivable portfolio balance	13.5%	13.3%
Percent of total customer accounts receivable portfolio balance represented by no-interest option receivables	22.9%	21.2%

	Three Months Ended January 31,		Year Ended January 31,
	2019	2018	2019	2018
Total applications processed (5)	358,938	369,522	1,221,262	1,278,809
Weighted average origination credit score of sales financed (1)	608	611	609	610
Percent of total applications approved and utilized	28.3%	28.2%	29.6%	30.4%
Average down payment	2.0%	2.7%	2.5%	3.0%
Average income of credit customer at origination	$46,300	$45,200	$44,800	$43,400
Percent of retail sales paid for by:
In-house financing, including down payment received	70.1%	69.3%	70.1%	71.0%
Third-party financing	15.7%	16.7%	15.7%	16.1%
Third-party lease-to-own option	8.1%	6.5%	7.5%	5.9%
	93.9%	92.5%	93.3%	93.0%

(1)	Credit scores exclude non-scored accounts.

(2)	Accounts that become delinquent after being re-aged are included in both the delinquency and re-aged amounts.

(3)
Carrying value reflects the total customer accounts receivable portfolio balance net of deferred fees and origination costs, the allowance for no-interest option credit programs and the allowance for uncollectible interest.

(4)
First time re-ages related to customers affected by Hurricane Harvey within FEMA-designated disaster areas included in the re-aged balance as of January 31, 2019 and January 31, 2018 were 1.7% and 4.0%, respectively, of the total customer portfolio carrying value.

(5)	The total applications processed during the three months ended January 31, 2018, we believe, reflect the impact of the rebuilding efforts following Hurricane Harvey.

CONN’S, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(unaudited)
(in thousands)

	January 31,
	2019	2018
Assets
Current Assets:
Cash and cash equivalents	$5,912	$9,286
Restricted cash	59,025	86,872
Customer accounts receivable, net of allowances	652,769	636,825
Other accounts receivable	67,078	71,186
Inventories	220,034	211,894
Income taxes receivable	407	32,362
Prepaid expenses and other current assets	9,169	31,592
Total current assets	1,014,394	1,080,017
Long-term portion of customer accounts receivable, net of allowances	686,344	650,608
Property and equipment, net	148,983	143,152
Deferred income taxes	27,535	21,565
Other assets	7,651	5,457
Total assets	$1,884,907	$1,900,799
Liabilities and Stockholders’ Equity
Current liabilities:
Current maturities of debt and capital lease obligations	$54,109	$907
Accounts payable	71,118	71,617
Accrued expenses	81,433	66,173
Other current liabilities	30,908	25,414
Total current liabilities	237,568	164,111
Deferred rent	93,127	87,003
Long-term debt and capital lease obligations	901,222	1,090,105
Other long-term liabilities	33,015	24,512
Total liabilities	1,264,932	1,365,731
Stockholders’ equity	619,975	535,068
Total liabilities and stockholders’ equity	$1,884,907	$1,900,799

CONN’S, INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATIONS
(unaudited)
(dollars in thousands, except per share amounts)

Basis for presentation of non-GAAP disclosures:

To supplement the consolidated financial statements, which are prepared and presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), the Company also provides the following non-GAAP financial measures: retail segment adjusted operating income, retail segment adjusted operating margin, credit segment adjusted operating income (loss), credit segment adjusted operating margin, adjusted net income, adjusted net income per diluted share, adjusted EBITDA and adjusted EBITDA margin. These non-GAAP financial measures are not meant to be considered as a substitute for, or superior to, comparable GAAP measures and should be considered in addition to results presented in accordance with GAAP. They are intended to provide additional insight into our operations and the factors and trends affecting the business. Management believes these non-GAAP financial measures are useful to financial statement readers because (1) they allow for greater transparency with respect to key metrics we use in our financial and operational decision making, (2) they are used by some of our institutional investors and the analyst community to help them analyze our operating results and (3), in the case of adjusted EBITDA, used for management incentive programs.

RETAIL SEGMENT ADJUSTED OPERATING INCOME AND RETAIL SEGMENT ADJUSTED OPERATING MARGIN

	Three Months Ended January 31,		Year Ended January 31,
	2019	2018	2019	2018
Retail segment operating income, as reported	$54,712	$48,583	$160,369	$141,479
Adjustments:
Store and facility closure and relocation costs (1)	—	1,032	—	2,381
Legal and professional fees and related reserves associated with the exploration of strategic alternatives, securities-related litigation and other legal matters (2)	—	1,143	300	1,177
Indirect tax audit reserve (3)	1,943	—	1,943	2,595
Employee severance (4)	—	—	737	1,317
Write-off of capitalized software costs (5)	—	—	—	5,861
Retail segment operating income, as adjusted	$56,655	$50,758	$163,349	$154,810
Retail segment total revenues	$338,887	$334,535	$1,195,121	$1,192,308
Retail segment operating margin:
As reported	16.1%	14.5%	13.4%	11.9%
As adjusted	16.7%	15.2%	13.7%	13.0%

(1)	Represents the costs incurred for store closures, relocations, and the reduction in square footage of a distribution center.

(2)	Represents costs related to contingency reserves for legal matters.

(3)	Represents charges related to increases in our indirect tax audit reserve primarily related to the period from fiscal year 2008 to fiscal year 2016.

(4)	Represents severance costs related to a change in the executive management team.

(5)
Represents a loss from the write-off of previously capitalized costs for a software project that was abandoned during fiscal year 2018 related to the implementation of a new point of sale system that began in fiscal year 2013.

CREDIT SEGMENT ADJUSTED OPERATING INCOME (LOSS) AND CREDIT SEGMENT ADJUSTED OPERATING MARGIN

	Three Months Ended January 31,		Year Ended January 31,
	2019	2018	2019	2018
Credit segment operating income (loss), as reported	$(946)	$(3,742)	$886	$(26,411)
Adjustments:
Legal judgment (1)	—	—	4,800	—
Credit segment operating income (loss), as adjusted	$(946)	$(3,742)	$5,686	$(26,411)
Credit segment total revenues	$94,095	$85,851	$354,692	$323,723
Credit segment operating margin:
As reported	(1.0)%	(4.4)%	0.2%	(8.2)%
As adjusted	(1.0)%	(4.4)%	1.6%	(8.2)%

(1)
Represents costs related to the TF LoanCo (“TFL”) judgment. See Part II, Item 8., in Note 12, Contingencies, of the Consolidated Financial Statements of the Company’s Annual Report on Form 10-K for additional details of the TFL judgment.

ADJUSTED NET INCOME AND ADJUSTED NET INCOME PER DILUTED SHARE

	Three Months Ended January 31,		Year Ended January 31,
	2019	2018	2019	2018
Net income, as reported	$29,476	$3,201	$73,849	$6,463
Adjustments:
Store and facility closure and relocation costs (1)	—	1,032	—	2,381
Legal and professional fees and related reserves associated with the exploration of strategic alternatives, securities-related litigation, a legal judgment and other legal matters (2)	—	1,143	5,100	1,177
Indirect tax audit reserve (3)	1,943	—	1,943	2,595
Employee severance (4)	—	—	737	1,317
Write-off of capitalized software costs (5)	—	—	—	5,861
Impact of Tax Act (6)	—	13,068	—	13,068
Loss on extinguishment of debt (7)	—	367	1,773	3,274
Tax impact of adjustments (8)	(435)	(894)	(2,161)	(5,986)
Net income, as adjusted	$30,984	$17,917	$81,241	$30,150
Weighted average common shares outstanding - Diluted	32,388,111	32,232,220	32,374,375	31,777,823
Diluted earnings per share:
As reported	$0.91	$0.10	$2.28	$0.20
As adjusted	$0.96	$0.56	$2.51	$0.95

(1)	Represents the costs incurred for store closures, relocations, and the reduction in square footage of a distribution center.

(2)	Represents costs related to the TFL judgment and costs related to contingency reserves for legal matters.

(3)	Represents charges related to increases in our indirect tax audit reserve primarily related to the period from fiscal year 2008 to fiscal year 2016.

(4)	Represents severance costs related to a change in the executive management team.

(5)
Represents a loss from the write-off of previously capitalized costs for a software project that was abandoned during fiscal year 2018 related to the implementation of a new point of sale system that began in fiscal year 2013.

(6)
Represents the deferred income tax expense recorded as a result of the remeasurement of our deferred tax assets and liabilities as a result of 2017 H.R. 1, originally known as the Tax Cuts and Jobs Act (the “Tax Act”).

(7)	Represents costs incurred for the early retirement of our debt.

(8)	Represents the tax effect of the adjusted items based on the applicable statutory tax rate.

ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN

	Three Months Ended January 31,		Year Ended January 31,
	2019	2018	2019	2018
Net income	$29,476	$3,201	$73,849	$6,463
Adjustments:
Depreciation expense	8,322	7,668	31,584	30,806
Interest expense	15,220	18,018	62,704	80,160
Provision for income taxes	9,070	23,255	22,929	25,171
Loss on extinguishment of debt (1)	—	367	1,773	3,274
Stock-based compensation expense (2)	3,703	2,782	12,217	8,078
Indirect tax audit reserve (3)	1,943	—	1,943	2,595
Store and facility closure and relocation costs (4)	—	1,032	—	2,381
Legal and professional fees and related reserves associated with the exploration of strategic alternatives, securities-related litigation, a legal judgment and other legal matters (5)	—	1,144	5,100	1,177
Employee severance (6)	—	—	737	1,317
Write-off of capitalized software costs (7)	—	—	—	5,861
Adjusted EBITDA	$67,734	$57,467	$212,836	$167,283
Total revenues	$432,982	$420,386	$1,549,813	$1,516,031

Operating Margin	12.4%	10.7%	10.4%	7.6%
Adjusted EBITDA Margin	15.6%	13.7%	13.7%	11.0%

(1)	Represents costs incurred for the early retirement of our debt.

(2)	Represents the total costs incurred for stock based compensation.

(3)	Represents charges related to increases in our indirect tax audit reserve primarily related to the period from fiscal year 2008 to fiscal year 2016.

(4)	Represents the costs incurred for store closures, relocations, and the reduction in square footage of a distribution center.

(5)	Represents costs related to the TFL judgment and costs related to contingency reserves for legal matters.

(6)	Represents severance costs related to a change in the executive management team.

(7)
Represents a loss from the write-off of previously capitalized costs for a software project that was abandoned during fiscal year 2018 related to the implementation of a new point of sale system that began in fiscal year 2013.